Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, August 19, 2014 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.367233 per unit, payable on September 26, 2014, to unitholders of record on August 29, 2014. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/. The new toll free customer service number for the trust is 1.855.588.7839.

This distribution of $0.367233 per unit is higher than the $0.296768 per unit distributed last quarter. As compared to the previous quarter, the prices of both natural gas and oil have increased. The volume of oil and natural gas produced and included in the current distribution decreased from the previous quarter. This distribution is slightly higher than the $0.351379 per unit distributed in the comparable quarter in 2013. As compared to the comparable quarter in 2013, the volume of oil produced and included in the current distribution and the prices of both oil and natural gas have increased, while the volume of natural gas produced and included in the current distribution has decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management (“U.S. Trust”) announced its intention to resign as trustee of the Trust. On June 19, 2014, the Special Meeting of Marine’s unitholders held for the purpose of obtaining approval of the appointment of Southwest Bank as successor trustee of Marine was adjourned without conducting any business due to the lack of the requisite quorum. In accordance with the terms of the Marine Petroleum Trust Indenture dated June 1, 1956, U.S. Trust intends to seek court approval for the appointment of Southwest Bank as successor trustee of Marine.

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Contact:	Dickerman Sadler
Managing Director
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.855.588-7839